Exhibit 99.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

($ in millions)	Twelve Months Ended June 30, 2014
Adjusted EBITDA	$61
Less: Other adjustment items	(2)

EBITDA	59
Less:
Interest expense	(9)
Income tax expense	(9)
Depreciation and amortization	(26)

Net income attributable to Hilton stockholders	$15

EBITDA and Adjusted EBITDA

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, is a financial measure not recognized under generally accepted accounting principles in the United States (“U.S. GAAP”) that reflects net income attributable to Hilton stockholders, excluding interest expense, a provision for income taxes and depreciation and amortization. Hilton Worldwide Holdings Inc. (the “Company”) considers EBITDA to be a useful measure of operating performance, due to the significance of the Company’s long-lived assets and level of indebtedness.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) furniture, fixtures and equipment replacement reserves required under certain lease agreements; (vi) reorganization costs; (vii) share-based and certain other compensation expenses prior to and in connection with the Company’s initial public offering; (viii) severance, relocation and other expenses; and (ix) other items.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing results as reported under U.S. GAAP.